Exhibit 23.1

Larry O'Donnell, CPA, P.C.

Telephone (303) 745-4545	2228 South Fraser Street
Fax (303) 369-9384	Unit I
Email larryodonnellcpa@msn.com	Aurora, Colorado 80014
www.larryodonnellcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the incorporation of my report dated April 27, 2009 on the financial statements of Mountain Renewables, Inc. as of December 31, 2008 and for the period from inception (March 27, 2008) to December 31, 2008, which is included in this Form S-1/A3 of Mountain Renewables, Inc. and to the reference to my Firm under the caption “Financial Statements” in the Form S-1/A.

/s/ Larry O'Donnell, CPA, P.C.
Larry O'Donnell, CPA, P.C.

December 17, 2009
Aurora, Colorado